Exhibit 5.1

May 17, 2024

The Progressive Corporation

6300 Wilson Mills Road

Mayfield Village, OH 44143

To whom it may concern:

We have acted as counsel to The Progressive Corporation, an Ohio corporation (the “Company”), in connection with its filing of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statements on Form S-8 (File No. 333-204406 and File No. 333-268127) (the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, with respect to the Rollover Shares (as defined below) authorized for issuance under the 2024 Plan (as defined below).

On May 10, 2024, the Company shareholders approved the Progressive 2024 Equity Incentive Plan (the “2024 Plan”). The total number of Common Shares, $1.00 par value (the “Common Shares”) authorized for issuance under the 2024 Plan is 10,185,100 Common Shares, which includes (i) up to 6,000,000 Common Shares (registered concurrently on a new Registration Statement on Form S-8), and (ii) up to 4,185,100 Common Shares representing shares carried forward from The Progressive Corporation 2015 Equity Incentive Plan (the “2015 Plan”) in accordance with the provisions of the 2024 Plan (the “Rollover Shares”).

We have examined such documents and such matters of fact and law as we deem necessary to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Rollover Shares to be issued by the Company under the 2024 Plan, when issued and sold in accordance with the terms of the 2024 Plan, will be validly issued, fully paid and non-assessable.

The Progressive Corporation

May 17, 2024

The opinions expressed herein are limited to the General Corporation Law of the State of Ohio and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statements. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP